Exhibit 10.13

BLACKSKY HOLDINGS, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

BlackSky Holdings, Inc. (the “Company”) believes that the granting of equity and cash compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2021 Equity Incentive Plan, as amended from time to time, or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or similar term in the equity plan then in place under which the equity award is granted (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity awards and cash and other compensation such Outside Director receives under this Policy.

1.    Effective Date. This Policy will be effective as of immediately prior to the consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated as of February 17, 2021, by and among Osprey Technology Acquisition Corp., Osprey Technology Merger Sub, Inc., and the Company, as may be amended from time to time (such transactions, the “Merger,” such date of consummation of the Merger, the “Closing Date,” and the effective date of this Policy, the “Effective Date”).

2.    Cash Compensation.

2.1    Board Member Annual Cash Retainer. Following the Effective Date, each Outside Director will be paid an annual cash retainer of $90,000 for service on the Board. There are no additional retainers for service as a member (or chair) of a committee of the Board, as Chairperson of the Board, or as Lead Director and no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.

2.2    Payment Timing and Proration. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each individual who has served as an Outside Director at any time during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than 30 days following the end of such immediately preceding Fiscal Quarter. For clarity, an individual who has served as an Outside Director during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly installment of the annual cash retainer, calculated based on the number of days during such Fiscal Quarter such individual has served as an Outside Director. For clarity, an individual who has served as an Outside Director from the Effective Date through the end of the Fiscal Quarter containing the Effective Date (the “Initial Period”) will receive a prorated payment of the quarterly installment of the annual cash retainer, calculated based on the number of days during the Initial Period that such individual has served as an Outside Director.

3.    Equity Compensation. Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Sections 3.2 and 3.3 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

3.1    No Discretion. No person will have any discretion to select which Outside Directors will be granted Awards under this Policy or to determine the number of Shares to be covered by such Awards (except as provided in Sections 3.4.2 and 9 below).

3.2    Initial Awards. Each individual who first becomes an Outside Director following the effectiveness of the first Form S-8 registration statement filed with the U.S. Securities and Exchange Commission with respect to the Shares issuable under the Company’s 2021 Equity Incentive Plan automatically will be granted an award of Restricted Stock Units (an “Initial Award”). The grant date of the Initial Award will be the first Trading Day on or after the date on which such individual first becomes an Outside Director (such first date as an Outside Director, the “Initial Start Date”), whether through election by the stockholders of the Company or appointment by the Board to fill an existing vacancy or in connection with a Board-approved increase in the number of members of the Board. The Initial Award will have an aggregate grant date fair value (determined in accordance with U.S. Generally Accepted Accounting Principles) (the “Value”) of $300,000 (with the number of Shares subject to the Initial Award, to the extent any fractional Share results, rounded down to the nearest whole Share). If an individual was an Inside Director, becoming an Outside Director due to termination of the individual’s status as an Employee will not entitle the Outside Director to an Initial Award. Each Initial Award will be scheduled to vest in three equal installments on each of the one-year, two-year and three-year anniversaries of the Initial Award’s date of grant (or on the last day of the month, if there is no corresponding day in such month), in each case subject to the Outside Director remaining a Service Provider through the applicable vesting date.

3.3    Annual Award. On the first Trading Day immediately following each Annual Meeting of the Company’s stockholders (an “Annual Meeting”) that occurs after the Effective Date, each Outside Director who has served as an Outside Director for at least 6 months through the date of such Annual Meeting automatically will be granted an award of Restricted Stock Units (the “Annual Award”) that will have a Value of $150,000 (with the number of Shares subject to the Annual Award, to the extent any fractional Share results, rounded down to the nearest whole Share). The Annual Award will be scheduled to vest in full on the earlier of (i) the one-year anniversary of the Annual Award’s grant date, or (ii) the date of the next Annual Meeting following the Annual Award’s grant date, subject to the Outside Director remaining a Service Provider through such vesting date.

3.4    Additional Terms of Initial Awards and Annual Awards. The terms and conditions of each Initial Award and Annual Award (each, a “Policy Award”) will be as follows.

3.4.1    Each Policy Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Committee (as defined in Section 9 below), as applicable, for use thereunder.

3.4.2    The Board or its Committee, as applicable and in its discretion, may change and otherwise revise the terms of Policy Awards to be granted in the future pursuant to this Policy, including without limitation the number of Shares subject thereto and type of Award.

4.    Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards that were granted to him or her while an Outside Director, as of immediately prior to the Change in Control, including any Policy Award, provided that the Outside Director continues to be an Outside Director through the date of such Change in Control.

5.    Annual Compensation Limit. Consistent with the Plan, no Outside Director may be granted, in any Fiscal Year, equity awards (including any Awards), the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any other compensation (including without limitation any cash retainers or fees) in amounts that, in any Fiscal Year, in the aggregate, exceed $500,000, provided that such amount is increased to $800,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, or (b) prior to the Closing Date, will be excluded for purposes of this Section 5.

6.    Expenses. The Company will reimburse each Outside Director’s reasonable, customary and properly documented expenses incurred in connection with meetings of the Board and any of its committees, as applicable, and other activities undertaken at the request of the Company.

7.    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number and class of shares of stock that may be delivered pursuant to Policy Awards and/or the number, class, and price of shares of stock covered by each outstanding Policy Award.

8.    Section 409A. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the 15th day of the third month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the 15th day of the third month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its Parents or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes imposed, or other costs incurred, as a result of Section 409A.

9.    Revisions. The Board or any committee of the Board that has been designated appropriate authority with respect to Outside Director compensation (or, with respect to any applicable element or elements thereof, authority with respect to such element or elements) (the “Committee”)

may amend, alter, suspend or terminate this Policy at any time and for any reason. Further, the Board may provide for cash, equity, or other compensation to Outside Directors in addition to the compensation provided under this Policy. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Committee’s ability to exercise the powers granted to it with respect to Awards granted under the Plan pursuant to this Policy before the date of such termination, including without limitation such applicable powers set forth in the Plan.

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